Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES FIRST QUARTER
2014 FINANCIAL RESULTS

BOCA RATON, Fla., May 7, 2014--Cross Country Healthcare, Inc. (NASDAQ: CCRN) today announced financial results for the first quarter ended March 31, 2014.

•	Revenue increased 7% year over year and 8% sequentially to $118.1 million

•	Adjusted EBITDA was $1.0 million or 0.9% of revenue

•	Second Quarter Guidance: Revenue of $121.0 million - $124.0 million and Adjusted EBITDA of 2% - 3%

Cross Country Healthcare President and CEO William J. Grubbs commented, "I am pleased with our performance in the quarter, particularly in our largest business, Nurse and Allied Staffing, where we are experiencing good year-over-year growth, higher bill rates, increased pay/bill spreads and increased demand.  I am confident that in the coming quarters, we will see improved results in our overall business, reflecting the successful execution of our new strategy and the benefits of the investments we made in late 2013."

First quarter consolidated revenue was $118.1 million, an increase of 7% from the same quarter last year, and 8% sequentially. The Company's consolidated gross profit margin was 25.8%, down 40 basis points from both the same quarter last year and sequentially. Adjusted EBITDA (see table titled “Reconciliation of Non-GAAP Financial Measures”) was $1.0 million or 0.9% of revenue, as compared with $2.0 million or 1.8% of revenue in the prior year. Loss from continuing operations was $0.8 million, or $0.03 per diluted share, as compared with a loss of $1.3 million or $0.04 per diluted share in the prior year quarter. The Company used $9.2 million in cash flow from operations during the first quarter of 2014, compared with $1.5 million in the first quarter of 2013.

Business Segment Highlights

Nursing & Allied
Revenue from the nurse and allied staffing business segment increased 13% from the same quarter last year, and 16% sequentially. Contribution income in this segment was $6.0 million, up from $5.2 million in the same quarter last year. The year-over-year increase in segment revenue and contribution income was primarily from the December 2013 allied staffing acquisition. Including the acquisition, average field FTEs increased 25.1% to 3,107 from 2,483 in the same quarter last year. Revenue per FTE decreased 9.7% to $287 from $318 in the same quarter last year reflecting the impact of lower average bill rates of the acquired allied staffing business.

Physician Staffing
Revenue from the physician staffing business decreased 2% year over year and 6% sequentially primarily due to lower volume. Contribution income was $0.8 million, down from $2.2 million in the same quarter last year, largely due to charges related to professional liability claims and to a lesser extent the decline in revenue. Total days filled decreased 2.7% to 20,801 from 21,388 in the same quarter last year. Revenue per day filled increased 2.8% to $1,423 from $1,384 in the same quarter last year, primarily related to pricing.

Other Human Capital Management Services
Revenue from the other human capital management services business segment was $8.8 million, down 8% from the same quarter last year and 3% sequentially. Contribution income was $0.2 million, compared to $0.3 million in the same quarter last year.

Cash Flow and Balance Sheet Highlights

The Company used $9.2 million of cash in operations for the quarter which included funding the net working capital requirements for the allied healthcare acquisition. Capital expenditures were $2.6 million for the quarter which included $0.9 million of leasehold improvements funded by our landlord. At March 31, 2014, the Company had $7.2 million in cash and cash equivalents, $19.5 million of debt related primarily to its revolving credit facility and $14.7 million of availability under its credit facility.

Outlook for Second Quarter 2014

The Company also provided its guidance for the second quarter of 2014:

	Range	Year over Year
Change

Revenue	$121 million to $124 million	9% - 12%

Gross Profit Margin	26.5% to 27.0%	140 to 190 basis points

Adjusted EBITDA margin	2% - 3%	50 to 150 basis points

The estimates above are based on current management expectations and as such are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, May 8, 2014, at 9:00 a.m. to discuss its first quarter 2014 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. From May 8th through May 22nd, a replay of the webcast will be available at the Company's website and a replay of the conference call will be available by telephone by calling 866-429-9464 from anywhere in the U.S. or 203-369-0918 from non-U.S. locations - Passcode: 2014.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results;

furthermore, management believes they are useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing healthcare staffing and workforce management solutions. Our traditional staffing includes temporary and permanent placement of travel nurses and allied professionals, branch-based local nurses and allied staffing, and locum tenens physicians. We provide flexible workforce management solutions to the healthcare market through diversified offerings meeting the special needs of each client. In addition to traditional staffing, we offer managed service programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing, and recruitment process outsourcing services. We have approximately 3,000 active contracts with government and commercial hospitals and healthcare facilities, and other healthcare organizations throughout the U.S. to provide our staffing services and workforce solutions. We also provide physician and executive search services as well as education and training programs for healthcare professionals. Cross Country Healthcare employs approximately 1,100 corporate employees and utilizes on average 2,420 field employees and 1,640 independent contractors.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will" and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we," "us," "our," or "Cross Country" in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

Revenue from services	$118,091	$110,316	$109,179
Operating expenses:
Direct operating expenses	87,641	81,440	80,617
Selling, general and administrative expenses	29,455	27,065	26,945
Bad debt expense	432	422	309
Depreciation	974	1,022	934
Amortization	785	566	610
Acquisition and integration costs (a)	295	—	473
Impairment charges (b)	—	—	6,400
Total operating expenses	119,582	110,515	116,288
Loss from operations	(1,491)	(199)	(7,109)
Other expenses (income):
Foreign exchange loss	47	9	22
Interest expense	255	280	215
Loss on early extinguishment and modification of debt (c)	—	1,419	—
Other expense (income), net	60	(61)	(36)
Loss from continuing operations before income taxes	(1,853)	(1,846)	(7,310)
Income tax (benefit) expense	(1,071)	(500)	45,612
Loss from continuing operations	(782)	(1,346)	(52,922)
Income from discontinued operations, net of income taxes (d)	—	2,504	338
Net (loss) income	$(782)	$1,158	$(52,584)

Net (loss) income per common share, basic:
Continuing operations	$(0.03)	$(0.04)	$(1.70)
Discontinued operations	—	0.08	0.01
Net (loss) income	$(0.03)	$0.04	$(1.69)

Net (loss) income per common share, diluted:
Continuing operations	$(0.03)	$(0.04)	$(1.70)
Discontinued operations	—	0.08	0.01
Net (loss) income	$(0.03)	$0.04	$(1.69)

Weighted average common shares outstanding:
Basic	31,098	30,902	31,085
Diluted	31,098	30,902	31,085

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (e)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

Loss from operations	$(1,491)	$(199)	$(7,109)
Depreciation	974	1,022	934
Amortization	785	566	610
Acquisition and integration costs (a)	295	—	473
Impairment charges (b)	—	—	6,400
Equity compensation	452	599	465
Adjusted EBITDA (e)	$1,015	$1,988	$1,773

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$7,158	$8,055
Accounts receivable, net	72,215	60,750
Income taxes receivable	230	538
Prepaid expenses	6,389	6,163
Insurance recovery receivable	3,402	3,886
Indemnity escrow receivable	3,750	3,750
Other current assets	1,393	793
Total current assets	94,537	83,935
Property and equipment, net	7,801	6,170
Trade names, net	42,301	42,301
Goodwill, net	77,266	77,266
Other identifiable intangible assets, net	25,413	26,198
Debt issuance costs, net	406	464
Non-current insurance recovery receivable	11,695	10,914
Non-current security deposits	440	997
Total assets	$259,859	$248,245

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,576	$10,272
Accrued employee compensation and benefits	20,672	19,148
Current portion of long-term debt	19,400	8,483
Sales tax payable	2,366	2,404
Deferred tax liabilities	560	535
Other current liabilities	2,908	4,063
Total current liabilities	55,482	44,905
Long-term debt	144	93
Non-current deferred tax liabilities	17,659	16,849
Long-term accrued claims	19,653	18,303
Long-term unrecognized tax benefits	2,442	4,013
Other long-term liabilities	4,209	3,415
Total liabilities	99,589	87,578

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	246,777	246,325
Accumulated other comprehensive loss	(1,037)	(970)
Accumulated deficit	(85,473)	(84,691)
Total stockholders' equity	160,270	160,667

Total liabilities and stockholders' equity	$259,859	$248,245

Cross Country Healthcare, Inc.
Segment Data (f)
(Unaudited, amounts in thousands)

	Three Months Ended						YOY	Sequential
	March 31,	% of	March 31,	% of	December 31,	% of	% change	% change
	2014	Total	2013	Total	2013	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and allied staffing (g)	$80,193	68%	$71,073	64%	$69,254	64%	13%	16%
Physician staffing (g)	29,136	25%	29,743	27%	30,848	28%	(2)%	(6)%
Other human capital management services	8,762	7%	9,500	9%	9,077	8%	(8)%	(3)%
	$118,091	100%	$110,316	100%	$109,179	100%	7%	8%

Contribution income (h)
Nurse and allied staffing (g) (i)	$5,969		$5,174		$4,759		15%	25%
Physician staffing (g)	751		2,226		1,908		(66)%	(61)%
Other human capital management services	166		290		(133)		(43)%	225%
	6,886		7,690		6,534		(10)%	5%

Unallocated corporate overhead (i)	6,323		6,301		5,226		—%	(21)%
Depreciation	974		1,022		934		5%	(4)%
Amortization	785		566		610		(39)%	(29)%
Acquisition and integration costs (a)	295		—		473		(100)%	38%
Impairment charges (b)	—		—		6,400		—%	100%
Loss from operations	$(1,491)		$(199)		$(7,109)		(649)%	79%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,		March 31,		December 31,
	2014		2013		2013

Net cash used in operating activities (in thousands)	$(9,234)		$(1,515)		$(2,900)

Nurse and allied staffing statistical data:
FTEs (g) (j)	3,107		2,483		2,487
Days worked (g) (k)	279,630		223,470		228,804
Average nurse and allied staffing revenue per FTE per day (g) (l)	$287		$318		$303

Physician staffing statistical data:
Days filled (g) (m)	20,801		21,388		21,021
Revenue per day filled (g) (n)	$1,423		$1,384		$1,412

(a) On December 2, 2013, the Company acquired the operating assets of On Assignment, Inc.’s Allied Healthcare staffing division for an aggregate purchase price of $28.7 million, subject to post-closing adjustments. Acquisition and integration expenses are related to this acquisition.
(b) Impairment charges in the three months ended December 31, 2013, relate to the impairment of trade names acquired in the Company's MDA acquisition.
(c) Loss on early extinguishment and modification of debt relate to the write-off of unamortized net debt issuance costs related to the repayment of the Company's term loan and revolver in 2013.
(d) The Company sold its clinical trial services business on February 15, 2013. The clinical trial services business was classified as discontinued operations. As of March 31, 2013, the transaction resulted in a gain on sale of $4.2 million pretax, or $1.9 million after tax.
(e) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income or loss from operations before depreciation, amortization, acquisition and integration costs, restructuring costs, legal settlement charges, impairment charges and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income or loss from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(f) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(g) Effective January 1, 2014, the allied health staffing business of MDA is being reported in the physician staffing business segment. Prior year amounts have been reclassified to conform to the current period's presentation.
(h) Contribution income is defined as income or loss from operations before depreciation, amortization, acquisition and integration costs, restructuring costs, legal settlement charges, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(i) Certain prior year amounts have been reclassified to conform to the current period's presentation. In 2014, the Company refined its methodology for allocating certain corporate overhead expenses and the nurse and allied staffing expenses to more accurately reflect this segment's profitability.
(j) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(k) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(l) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(m) Days filled is calculated by dividing the total hours filled during the period by 8 hours. Effective January 1, 2014, days filled for all periods presented excludes accrued days filled.
(n) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented. Effective January 1, 2014, the applicable revenue for all periods presented excludes permanent placement and accrued revenue.

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com

Source: Cross Country Healthcare, Inc.